Exhibit 99.1

Alico, Inc. Announces Strategic Actions to Increase Long-term Shareholder Returns

Fort Myers, FL, May 5, 2021 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces significant enhancements that are expected to generate greater returns for our shareholders.

In November 2017, the Company announced the Alico 2.0 Modernization Program, which improved the operational efficiencies and optimized asset returns of Alico.  Highlights included:

•	Transformed three legacy citrus businesses into a single optimized enterprise now known as Alico Citrus.
•	Reduced operating and G&A costs by 19% without negative impact on business operations.
•	Planted approximately 1.5 million trees over the past four years, which are expected to steadily increase production beginning in fiscal year 2022.
•	Expanded owned citrus operations to 49,000 acres, up from 45,000 acres.
•	Divested more than $105 million of non-strategic assets that historically generated low rates of returns and shut down other parts of the Company’s operations that were not profitable.
•	Returned more than $136 million of capital through debt repayments, a tender offer, share buybacks and common share dividends since 2015.
•	Reduced the company’s cost of capital and maintained healthy liquidity.

Alico successfully executed these operational initiatives and is now undertaking additional steps in its continuing efforts to create greater shareholder value by establishing a higher sustained level of profitability and cash flow.

Improved Terms for Majority of Fixed Rate Term Debt

Alico has now modified its fixed rate term loans with Metropolitan Life Insurance Company and New England Life Insurance Company (collectively “Metlife”).  The interest rate on these loans has been reduced and quarterly principal payments will no longer be required. As of May 1, 2021, this long-term debt will be interest-bearing only, and the principal balance will be fixed until maturity in November 2029, when a balloon payment will be due, or the balance is refinanced. As of May 1, 2021, the annual interest rate on this debt was reduced from 4.15% to 3.85%.  In April 2021, Alico prepaid without penalty approximately $10.3 million to reduce the principal of this fixed rate debt to $70 million, using net proceeds from an asset sale announced in the same month. These modifications are expected to reduce debt service to between $5 million and $6 million per year. Nominal fees and no penalties were incurred to modify these loans.

In addition, Alico retains the option to prepay approximately $40 million of variable rate term loans with Metlife without penalty.  If net proceeds from future asset sales are used to prepay the entire amount of that variable rate term debt, Alico would be expected to decrease its debt service by another $3 million to $3.5 million annually.  If such a repayment was made in fiscal 2022, Alico would require only approximately $5.1 million to service its remaining $88.2 million of debt, which is a substantial decrease from approximately $21.2 million used for debt service in fiscal 2020, which included approximately $4.5 million that the Company opportunistically prepaid.

Real Estate Asset Sales

As announced in April 2021, Alico completed the sale of 5,734 acres of ranch land to the State of Florida for approximately $14.4 million.  The net balance, after-tax, of these funds was used to prepay a portion of the Metlife fixed term loans before the principal balance was fixed through 2029.  Since 2017, Alico has sold more than 26,000 acres of ranch land and adjacent farmland for more than $72.7 million.  Today, Alico is disclosing that it is under contract to sell, or in final negotiations to sell, approximately 15,000 additional acres of the Alico Ranch to approximately 10 different parties.  If those transactions successfully close, approximately 33,000 acres of the Alico Ranch would remain unsold.

Alico also continues to own a portfolio of mineral and aggregate rights in Florida, which includes substantial sand reserves that may be valuable for use in the robust construction activity taking place in Southwestern Florida.

Increase in Common Share Dividend

Since fiscal year 2019, the Company has tripled its quarterly dividend to $0.18 from $0.06.

As previously noted, cash flow is expected to increase substantially in the near-term as asset sales are completed.  After-tax proceeds from the next sales are expected to retire $40 million of variable rate term loans, which when combined with the impact of the recent fixed rate term loan modifications and prepayments, will improve subsequent annual cash flow by as much as $9.5 million annually.  Following those transactions, along with prepaying another term loan which matures in September 2021, the debt structure for the Company should remain fixed through 2029.

It is the expectation of the Alico Board of Directors that the Company is likely to be able to support and sustain a significantly higher quarterly dividend once these debt modifications and prepayments and a portion of the pending real estate sales are concluded.  However, there will not be any change to our dividend policy until most of these transactions have closed.  Any increased quarterly dividend would still need to enable the Company to pursue opportunities to acquire additional citrus acreage at attractive prices, repurchase common shares, make other acquisitions, or even consider special dividends in the future as asset sales continue to be realized. All future capital allocation decisions will be evaluated to maximize returns to shareholders.

Capital Expenditures

By the end of fiscal year 2021, Alico will have planted approximately 1.5 million new trees since 2018. This level of planting substantially exceeded Alico’s rate of tree attrition and has increased the Company’s overall density of our citrus groves. Alico will continue to evaluate the optimal density levels at our individual citrus groves but believes the Company is approaching maximum density.  Therefore, Alico anticipates lower levels of tree plantings in fiscal 2022 to between 225,000 and 275,000 trees, which is an approximate estimate of the maintenance investment required to meet attrition among the Company’s 5 million trees.  The reduction in annual tree plantings will likely decrease our annual cash capital expenditures by approximately $1.5 million to $2.0 million.  However, at that lower level of tree plantings, a smaller portion of our growing costs will be capitalized and instead they will be expensed each year when the fruit is harvested.

Financial Improvements

Alico believes there are several ways its financial performance will improve.

➣

Alico expects its increased plantings of approximately 1.5 million trees over the last four years has the potential in the long term to return the Company’s annual citrus production to 10 million boxes, a level last experienced in fiscal 2015. Citrus trees typically take approximately four years after planting to generate meaningful production and usually reach mature production after seven or eight years. The impact of weather-related events has impacted recent production, which was 7.6 million boxes in fiscal 2020 and production is likely to decrease again in fiscal 2021 to 6.3 million boxes.

➣

The Company has significantly reduced its general and administrative expenses with the implementation of the Alico 2.0 Modernization Program, and believes through its continued efforts to become more efficient, it can reduce these expenses by an additional five (5) percent. This would result in a reduction of expenses by approximately $0.5 million.

➣

In July 2020, Alico entered into an agreement to provide third-party caretaking management services to a top ten citrus grower with more than 7,000 citrus acres.  Alico is reimbursed for all of its out-of-pocket costs and receives an annual fee based on acres managed.  This line of business now contributes approximately $1.5 million in fees annually, and the Company is continuing to pursue similar third-party caretaking management service engagements for other large growers. Alico believes it can increase this line of business substantially each year beginning in fiscal 2022.

➣

Alico intends to focus on maintaining its cash growing costs at consistent levels over the next several years.  Alico believes there are potential cost savings opportunities related to citrus acres acquired in fiscal year 2020 as well as expanding its third-party caretaking management services.  However, these improvements may be offset by future wage increases, which are likely. Also, as mentioned previously, the Company anticipates a smaller portion of the indirect costs associated with the caretaking of new plantings will be allocated to capital expenditures as the number of trees planted decreases.  The impact of that lower level of capital expenditure will be that a greater portion of growing costs will be expensed instead of capitalized.

Based upon these financial improvements, Alico is now targeting average annual Adjusted EBITDA in the range of $35 and $45 million, commencing in fiscal year 2024.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include environmental services, land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance, or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules, including tax laws and tax rates; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of refinancing; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures ability to make strategic acquisitions or divestitures; ability to redeploy proceeds from divestitures; ability to consummate selected land acquisitions; ability to take advantage of tax deferral options; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; impact of the COVID-19 outbreak and coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; whether the Company’s cash flow can support and sustain the Company’s dividend policy, including any future increases in dividend amounts; expressed desire of certain of our shareholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions; political changes and economic crises; ability to implement ESG initiatives; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; impact of concentration of sales to one customer; changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the financial projections will prove accurate.  Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(646) 277-1254

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

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